                                                                   Exhibit 10

                                  NM Acquisition Co.
                           c/o BT Alex. Brown Incorporated
                                    1 South Street
                              Baltimore, Maryland  21202



                                    July 10, 1998


Board of Directors
National Media Corporation
1700 Walnut Street
Philadelphia, PA  19103


Gentlemen:

     We are pleased to submit this Letter of Intent on behalf of NM Acquisition Co., LLC, a newly formed Delaware limited liability company ("ACO"), controlled by Stephen C. Lehman ("Lehman") to acquire a substantial equity interest in and operational control of National Media Corporation, a Delaware corporation, ("NMC" or the "Company") (such proposed transaction is referred to herein as the "Transaction"). As at the date of this Letter of Intent ("LOI"), Lehman, Eric Weiss ("Weiss") and Dan Yukelson ("Yukelson") are the only proposed managing members of ACO and BT Capital, Jacor and Gruber McBain are the only proposed members holding a 10% or greater ownership interest in ACO. ACO will notify NMC as to any future developments regarding such management or ownership of ACO.

     The purpose of this Letter of Intent ("LOI") is to set forth the terms and conditions pursuant to which NMC and ACO are prepared to negotiate a definitive agreement(s) to consummate the Transaction. We are committed to working diligently to complete our due diligence, arrive at a negotiated agreement and consummate the Transaction as rapidly as possible. We anticipate that we will be able to complete the required due diligence within two weeks of the date of this LOI (depending upon when the requested information is provided to us and the availability of "key" management personnel) and that execution of a definitive agreement for the Transaction would occur soon after the end of such two week due diligence period. Once a definitive agreement is executed, we would expect to jointly proceed to closing the Transaction as soon as practicable (the "Closing").

     Based upon the information regarding NMC available to us as of this date and subject to the terms and conditions herein set forth, we propose the following:

Board of Directors
National Media Corporation
July 10, 1998


     A. Equity Investment: ACO will raise a minimum of $25 million for investment (the "Investment") as follows:

          1. $10 million of the Investment shall be utilized to purchase fifty percent (50%) of the outstanding Series D convertible, preferred stock of NMC ("Series D Shares"), including two-thirds (2/3) of the related outstanding warrants (e.g., 992,942 warrants) from the existing holders of Series D Shares, substantially on the terms to be annexed as Annex 1 hereto.

          2. $15 million of the Investment shall be utilized to purchase from NMC newly issued convertible, voting Series E preferred stock ("Series E Shares"). Each Series E Share shall vote with the common stock of the Company on an as converted basis. Such Series E Shares shall be convertible into shares of NMC's common stock at a fixed conversion price of $1.50 per share (as may be adjusted pursuant to standard antidilution provisions). The proceeds of the Series E Shares shall be utilized by the Company for working capital purposes, including, but not limited to satisfying the Company's credit facility obligations with First Union Bank and notes payable obligations with ValueVision International, Inc. ("ValueVision").

          3. The Company shall use best efforts to ensure the continuous registration with the Securities Exchange Commission (the "SEC") of all common stock, $0.01 par value ("Shares"), acquired by ACO (and its assigns) through conversion of Series D or E preferred stock or the conversion of any options or warrants acquired in connection with the Transaction.

          4. In conjunction with the Transaction, the Company and ACO shall use best efforts to enter into: (a) a definitive agreement with the existing holders of Series D Shares, substantially on the terms to be annexed as Annex 1 hereto; (b) a definitive agreement with ValueVision, substantially on the terms to be annexed as Annex 2 hereto; and (c) a definitive agreement with First Union Bank, substantially on the terms to be annexed as Annex 3 hereto (these three definitive agreements are the "Third Party Agreements" for the purposes of this
LOI).

          5. The Transaction is subject to: (a) ACO and NMC executing definitive agreements for the Transaction (the "Definitive Agreements") satisfactory to ACO, NMC and their respective legal counsel; (b) ACO and NMC and the respective third parties executing the Third Party Agreements; and
(c) receipt of all regulatory, exchange, and other approvals or consents which may be required. Nothing contained herein shall be deemed to constitute ACO or Lehman acting in concert or as a "group" with the Company or any of its present preferred or common stockholders.

Board of Directors
National Media Corporation
July 10, 1998


     B. Consulting Agreement: Upon execution of the Definitive Agreements, the Company and Temporary Media Co., LLC, a newly formed Delaware limited liability company ("TMC"), controlled by Lehman, Weiss and Yukelson, shall execute a consulting agreement (the "Consulting Agreement") including the following principal terms:

          1. Services. In consideration of the Retainer (as defined in paragraph 2 below), the Option (as defined in paragraph 3 below), and the Contingent Warrants (as defined in paragraph 4 below), TMC shall provide executive management consulting services to NMC throughout the Term (as defined in paragraph 5 below). TMC shall not be required to devote its services entirely to the Company, and shall, in consultation with the Chairman of the Board of the Company, determine the method, details and means of performing such services, subject to reporting to the Company's Chairman. TMC shall ensure that Lehman, Weiss and Yukelson devote, in aggregate, at least one hundred man-hours per week to the business of the Company, provided that Lehman, who shall be designated as "Acting CEO" at no additional cost to the Company, shall devote at least forty of such man-hours per week.

          2. Retainer. During the Term, the Company shall pay TMC the sum of $80,000 per month, payable on the first day of each month, as a retainer for the Services (as defined in paragraph 1 above).

          3. Option. On the date NMC and the Company execute the Definitive Agreements (the "Definitive Agreement Date"), the Company shall grant to TMC a five year option to purchase up to 212,500 shares of the Company's common stock at an exercise price of $1.32 per Share. One sixth of such options shall vest on the last business day of each of the six months following the execution of this LOI, provided that: (a) all such options shall immediately vest upon the earlier of: (i) the Closing; or (ii) termination of the Consulting Agreement pursuant to paragraph 6 below; and (b) all non-vested options shall be cancelled if and when NMC's shareholders resolve that NMC will not proceed with the transaction.

          4. Contingent Warrants. On the Definitive Agreement Date, the Company shall grant to TMC five year fully vested but contingent warrants (substantially in the form to be appended to the definitive agreement) to purchase up to 3,762,500 Shares (the "Contingent Warrants"), as follows:

               (a) A warrant to purchase 3,412,500 Shares at an exercise price of $1.32 per Share, exercisable on and from the Closing as to 2,912,500 shares. Upon the price of the Company's common stock first trading in excess of $3.00 per Share, for a period of 15

Board of Directors
National Media Corporation
July 10, 1998


consecutive trading days (the "Price Threshold"), the warrant shall be exercisable for an additional 500,000 Shares at an exercise price of $3.00 per Share.

               (b) A warrant to purchase 150,000 Shares at an exercise price of $1.50 per share, exercisable on and from the Closing.

               (c) A warrant to purchase 200,000 Shares, at an exercise price of $1.50 per share, provided that such warrant shall not be exercisable until the Price Threshold is achieved.

          At the Closing, each of the Warrants shall be exchanged for non-plan stock options of NMC granted on the same terms and conditions. If the Transaction is not consummated, then each of the Warrants shall be cancelled. TMC shall be the sole determinant of the manner in which the Option and the Warrants are distributed, except that the Warrant referred to in (a) above shall be distributed as to 1,000,000 Shares to future or existing management of NMC (other than Lehman, Weiss or Yukelson) and the Warrant referred to in (b) above shall be distributed to BT Alex. Brown Incorporated.

          5. Term: The Consulting Agreement shall have a term of six months (the "Term") commencing on the Definitive Agreement Date, unless terminated earlier pursuant to paragraph 6(b) below.

          6. Termination: The Consulting Agreement shall terminate upon the earlier to occur of: (a) the expiration of the Term; (b) a negative vote by the Company's shareholders regarding the Transaction; or (c) NMC becoming obligated to pay the Topping Fee pursuant to Section F below. If the Consulting Agreement is terminated pursuant to (c) above, NMC shall pay to TMC a sum equal to the amount which would have been payable to TMC if the Consulting Agreement had continued in full force and effect for an additional six month term plus the unexpired portion of the Term, provided that the maximum amount payable to TMC pursuant to the Consulting Agreement shall be $720,000. If the Consulting Agreement is terminated pursuant to (b) above, NMC shall pay to TMC a sum equal to the amount which would have been payable to TMC if the Consulting Agreement had continued in full force and effect for the Term. NMC acknowledges and agrees that (a) TMC has expended and will expend a considerable amount of time and effort in connection with the Transaction, (b) TMC has incurred and will incur significant expenses in connection with the Transaction, (c) the relationship of the parties is not marked by any self-dealing, and (d) TMC's costs described above are and will be difficult to predict and ascertain and that the amount described above is a good faith attempt by TMC to estimate the amount of such costs.

Board of Directors
National Media Corporation
July 10, 1998


     C.   Corporate Governance:

          1. In conjunction with the Transaction, the Company shall work with Lehman and ACO to secure amendments (e.g., waiver of applicable "change of control" provisions) to certain existing "key" executive contracts, substantially as follows:

     (a) Robert Verratti: In exchange for waiving his rights regarding change of control, 350,000 of his options will be repriced to $2.00 and the maturity of all of his issued options will be extended 1 year. Further, 100,000 of his options will be repriced to $2.00 if by the close of business on July 15, 1998, ACO and NMC receive (i) the ValueVision Letter Agreement (Annex 2), and (ii) the First Union Bank Term Sheet (Annex 3).

     (b) Frederick Hammer: In exchange for waiving his rights regarding change of control, 88,000 of his $5.65 options will be repriced to $2.00 and the maturity of all of his issued options will be extended 1 year. Further, 37,000 of his $5.65 options will be repriced to $2.00, if by the close of business on July 15, 1998, ACO and NMC receive (i) the ValueVision Letter Agreement (Annex 2), and (ii) the First Union Bank Term Sheet (Annex 3).

     (c) Constantinos Costalas: In exchange for waiving his rights regarding change of control:

          (i) he will be employed for one year from the Closing in a position to be determined at an annual salary of $325,000 with full time reporting for the first 90 days thereof;

          (ii)      NMC will forgive his indebtedness to the Company;

          (iii) he will be engaged as a nonexclusive consultant for one year after the termination of employment at a rate of $200,000 per year plus medical benefits and with no affirmative work obligations; and

          (iv)      50,000 of his $7.00 options will be repriced to $2.00.

          2. In conjunction with the Transaction, ACO shall have the ability to (a) designate Andrew Schuon, Lehman and Weiss to serve on NMC's Board effective at ACO's option at any point between the Definitive Agreement Date and the date that NMC's shareholders

Board of Directors
National Media Corporation
July 10, 1998


vote on the Transaction (the "Shareholders' Meeting") to serve until the earlier of the termination or consummation of the Transaction and (b) nominate a slate of directors, who are reasonably acceptable to NMC's outside directors and shall include the persons named above, whose election shall be voted on at the Shareholders' Meeting. The directors elected to NMC's Board pursuant to (b) above shall constitute a majority of NMC's directors on and after the Closing.

          3. All of the present NMC directors shall agree to: (a) vote their individually owned Shares in favor of the Transaction; and (b) vote as directors in favor of amending the Rights Agreement dated January 3, 1994, between the Company and Mellon Securities Trust Company, in order to exempt the Transaction from the provisions thereof.

     D. Exclusivity. The Company agrees that, for a 45 day period from the date hereof, the Company and its officers, directors, employees, representatives and agents shall not, and each of them shall cause their affiliates and representatives to not, directly or indirectly, (x) take any action to encourage, solicit or initiate any Acquisition Proposal (as hereinafter defined) or (y) respond to, continue, initiate or engage in discussions or negotiations concerning any Acquisition Proposal with, or disclose in connection with any Acquisition Proposal any non-public information relating to the Company or its assets or afford access to the properties, books or records of the Company or any of its subsidiaries to any person, corporation, partnership or other entity (except ACO and its representatives), except that the Company may engage in negotiations with, or disclose such non-public information to, or provide such access to any person who has made an unsolicited Acquisition Proposal if the Board of Directors of the Company, after consultation with outside counsel to the Company, determines that its fiduciary duties under applicable law require such actions. The Company shall, and shall cause its affiliates and representatives to, immediately discontinue and, for a 45 day period from the date hereof, not resume or otherwise continue any discussions with respect to any Acquisition Proposal existing on or commenced prior the date hereof (other than, in each case, with ACO and its representatives). In addition, for a 45 day period from the date hereof, the Company shall provide ACO with notice of any Acquisition Proposal received by the Company not later than 24 hours after receipt. The term "Acquisition Proposal" as used herein means any offer or proposal for, or indication of interest in, any acquisition of any interest in the Company, whether by way of a merger, consolidation or other transaction involving any equity interest in, or substantial portion of the assets of, the Company or the acquisition of any capital stock of the Company.

     E. Confidentiality. The Company agrees to maintain confidentiality of the terms of, and existence of, our proposal (including, without limitation, this LOI) subject to the applicable rules and regulations promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934. Subject to the requirement of the Securities Laws, each of the terms and conditions

Board of Directors
National Media Corporation
July 10, 1998


of our proposal (including, without limitation, any draft of definitive documentation), the terms of our proposed financing, our identity and the identity of our financing sources are confidential and our willingness to execute a definitive agreement for the Transaction is expressly conditioned upon your not issuing any press release or disclosing such information to anyone, including, without limitation, any potential purchasers of any interest in the Company or any of its subsidiaries or any portion of their assets; provided, however, the Company may disclose such information to its legal and financial advisors and lenders and to the existing holders of the Series D shares in connection with their evaluation of the Transaction and, provided, further, that such advisors are, prior to receipt of such information, informed of the confidential nature of such information and agree to be bound by the nondisclosure provisions hereof.

     F.   Transaction Initiation Fee:

          NMC acknowledges that following NMC's last Board of Directors meeting, ACO and Lehman have been requested by NMC to present this proposal to NMC and that the due diligence, negotiations, investigations required to prepare and submit this LOI have been time consuming and costly including legal and accounting fees. The parties acknowledge that ACO has been reluctant to present this proposal for fear that it will be shopped around and topped by a third party relying upon ACO's due diligence. For this and other reasons NMC and ACO agree that from the date hereof should the parties fail to enter into the Definitive Agreements within one month of the date of this LOI as a result of any event, action or inaction other than: (a) failure of ACO and any of the respective third parties to enter into the Third Party Agreements; (b) ACO's termination of this LOI; or (c) ACO's failure to proceed in good faith (collectively, "ACO's Termination"), NMC shall promptly pay to the order of ACO cash in an amount equal to ACO's reasonable expenses, up to a maximum of $500,000 (the "Base Termination Fee"). Should NMC, prior to the Closing or within four months after the termination of this LOI or failure to enter into the Definitive Agreements within the one month period referred to above for reasons other than ACO's Termination, enter into any understanding or agreement with a third party for the sale of all or a substantial portion of the stock or assets of NMC (whether by way of merger, recapitalization, issuance or sale of capital stock or securities, or sale of assets) (the "Competing Transaction"), NMC shall promptly pay to the order of ACO cash in the amount of the Base Termination Fee plus 4.9% of the difference between the aggregate equity value attribute to NMC for the purposes of the Competing Transaction and the aggregate equity value attributed to NMC for the purposes of this LOI up to a maximum amount of $2,500,000 (the "Topping Fee"). For the purposes of this LOI, such difference between the "aggregate equity values" shall be calculated by: (a) determining the final price per Share contemplated by the Competing Transaction;
(b) subtracting the mean price per Share on the day this LOI is executed by NMC; and (c) multiplying that difference by the total number of Shares issued or issuable on that day

Board of Directors
National Media Corporation
July 10, 1998


on a fully diluted basis, but excluding therefrom all Shares issuable to ACO or BT Alex. Brown Incorporated pursuant to options or warrants the exercise price of which is less than the purchase price of a Share on that day. The Base Termination Fee and the Topping Fee shall be referred to as the "Transaction Initiation Fee." NMC acknowledges and agrees that (a) ACO has expended and will expend a considerable amount of time and effort in connection with the Transaction, and (b) ACO has incurred and will incur significant expenses in connection with the Transaction, and (c) the relationship of the parties is not marked by any self-dealing, and (d) the Transaction Initiation Fee provides ACO with a reasonable incentive to make the offer contained in this LOI, (e) in light of the foregoing, the Transaction Initiation Fee constitutes a fair and reasonable percentage of the Investment, and (f) ACO's costs described above are and will be difficult to predict and ascertain and that the Transaction Initiation Fee is a good faith attempt by ACO to estimate the amount of such costs.

     G.   Condition Precedent.     Other than the provisions of Section E, and
the provisions of Section F with respect to a Competing Transaction in which ValueVision is the acquiring party, this LOI shall be of no legal force or effect unless and until such time as ACO and the respective third parties have, on or before close of business (Pacific Standard Time) on July 17, 1998, executed letter agreements or term sheets to be annexed hereto as Annex 1, Annex 2 and Annex 3.

     H.   Definitive Agreement Conditions:

          In addition to the other terms and conditions set forth in this LOI, including the execution of the Third Party Agreements, both the execution of the Definitive Agreements and the Closing of the Transaction are conditional upon ACO's satisfaction with the following:

          1. Obtaining all necessary third party, exchange and governmental consents and approvals;

          2. As to the execution of the Definitive Agreements only, the results of the business, legal and accounting due diligence investigations and review of NMC to be performed by ACO and its advisors;

          3. Absence of any material adverse change, since March 31, 1998 and prior to Closing in NMC's businesses, assets, financial condition, operating results, customer, supplier and employee relations, or business prospects other than as disclosed to ACO and set forth in the Definitive Agreements. For the purpose of this paragraph 3, any delisting of the Company's common stock by the New York Stock Exchange, Inc. (the "NYSE") pursuant to a decision by

Board of Directors
National Media Corporation
July 10, 1998


the NYSE shall be deemed a material adverse change, but any other action taken by the NYSE with respect the listing of the Company's common stock shall not be deemed a material adverse change.

     I. Expenses. Except as provided herein, the Company shall bear its own and all of ACO's reasonable expenses and costs in connection with the Transaction, unless ACO determines not to proceed with the transaction prior to execution of the Definitive Agreements. Without limiting the generality of the previous sentence, the Company shall bear the expense and costs of all regulatory filings (for example, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act) in connection with this LOI or the Transaction; provided, however, that the Company shall not be obligated to pay any of ACO's such expenses if the Base Termination Fee or the Transaction Initiation Fee are paid.

     J.   General.

          (i) This LOI shall be governed and construed in accordance with the laws of the State of Delaware, without regard to choice of law principles.

          (ii) This LOI may be amended, modified and supplemented only upon a written instrument executed by all of the parties to this LOI.

         (iii) The parties agree that money damages would be insufficient remedy for a breach of the Mandatory Provisions (as defined below) and that money damages would be extremely difficult to calculate. Accordingly, in addition to any other remedies available at law, or in equity, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Mandatory Provisions and to enforce specifically the Mandatory Provisions. For purposes of this LOI, "Mandatory Provisions" means the provisions of paragraphs D, E, F and H of this LOI which are intended to constitute a binding agreement of the parties hereto.

          (iv) This LOI may be executed in one or more counterparts, each of which shall be considered one and the same agreement and the Mandatory Provisions shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (v) Neither this LOI nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, the Mandatory

Board of Directors
National Media Corporation
July 10, 1998


Provisions will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Please acknowledge your understanding of and agreement to the terms of this Letter of Intent by signing and dating the enclosed copy of this letter and returning one fully executed copy to the undersigned. This Letter of Intent shall remain open for your consideration until 5:00 p.m. (EST) on July 10, 1998. Your execution and returning of this Letter of Intent shall acknowledge your determination that the Transaction is fair in all material respects to NMC and its shareholders. We look forward to moving expeditiously to consummate the Transaction. Please feel free to call me if there are any questions or comments.

                              Very truly yours,

                              NM ACQUISITION CO., LLC


                              By:         /s/
                                 -----------------------
                                    Stephen C. Lehman




ACCEPTED AND AGREED TO
this 15th day of July, 1998

NATIONAL MEDIA CORPORATION


By:               s/s
   ------------------------------

Its:
     ----------------------------

                                  NM Acquisition Co.
                           c/o BT Alex. Brown Incorporated
                                    1 South Street
                              Baltimore, Maryland  21202




                                    July 15, 1998





Board of Directors
National Media Corporation
1700 Walnut Street
Philadelphia, PA  19103

Gentlemen:

     Please refer to that certain Letter of Intent dated July 10, 1998 between us ("LOI") with regard to our proposed equity investment in National Media Corporation ("NMC").

     As required by paragraph A.4 of the LOI, we enclose:

     (i) Annex 1 -- Letter Agreement with Holders of Series D Preferred Shares dated July 15, 1998.

     (ii) Annex 2 -- Letter Agreement with ValueVision International, Inc., dated July 15, 1998.

    (iii) Annex 3 -- Letter Agreement with First Union National Bank dated July 15, 1998.

     Further, per our prior understanding, we are amending the provisions of paragraph A.2. to concur with the First Union National Bank ("F/U Bank") Letter Agreement so that our minimum investment will be $30 million but not to exceed $32 million and our investment in the Series E Preferred Shares shall be $20 million to $22 million, as your Board of Directors shall determine prior to the closing of the Transaction.

Board of Directors
National Media Corporation
July 15, 1998




     Please sign and return a copy of this letter to us acknowledging receipt for the above Annexes to the LOI and agreeing to this first amendment to the LOI.


                              Very truly yours,

                              NM ACQUISITION CO., LLC


                              By: /s/
                                 -----------------------------------
                                    Stephen C. Lehman


ACCEPTED AND AGREED TO
this 15th day of July, 1998

NATIONAL MEDIA CORPORATION


By: /s/
   -------------------------------

Its:
   -------------------------------

                                  NM Acquisition Co.
                            c/o BT Alex Brown Incorporated
                                    1 South Street
                              Baltimore, Maryland 21202

                                    July 15, 1998



Capital Ventures International
c/o Heights Capital Management Inc.
425 California Street, Suite 1100
San Francisco, CA 94104

RGC International Investors, LDC
c/o Rose Glen Capital Management, L.P.
3 Bala Plaza East
251 St. Asaph's Road, Suite 200
Bala Cynwyd, PA 19004

National Media Corporation
1700 Walnut Street
Philadelphia, PA 19103

Gentlemen:

     NM Acquisition Co., LLC, a newly formed Delaware limited liability company controlled by Stephen C. Lehman ("ACO"), is considering making an offer to acquire an equity interest in National Media Corporation, a Delaware corporation, ("NMC") (such proposed transaction referred to herein as the "Transaction"). In order to make such an offer, ACO will need to enter into suitable arrangements with the substantial creditors and stockholders of NMC, including RCC International Investors, LDC, and Capital Ventures International, holders of NMC Series D Preferred Stock ("Series D Holders").

Capital Ventures International
RGC International Investors, LDC
National Media Corporation
July 15, 1998





     The purpose of this letter is to set forth the terms and conditions of our agreement relevant to the Series D Holders pursuant to which ACO is prepared to negotiate definitive agreements with (i) the Series D Holders with respect to the transactions contemplated herein and (ii) NMC and its creditors and stockholders to document and consummate the Transaction.


     Subject to the terms and conditions herein set forth, we agree to the following:


     A. Term Sheet: The Series D Holders and ACO will negotiate in good faith and use their best efforts to promptly execute a definitive agreement substantially incorporating the terms set forth in the attached Term Sheet (the "Purchase Agreement"), provided that ACO enters into a definitive agreement with NMC with regard to the Transaction. Each party hereto represents to the others that it has the bona fide intention and is legally entitled to enter into the Purchase Agreement and each party acknowledges that the other parties will invest significant time and money pursuing the transactions contemplated by this Letter Agreement and the Transaction in reliance upon such representation.


     B. Confidentiality: The Series D Holders agree to maintain confidentiality of the terms of, and existence of, this Letter Agreement and of ACO's proposal to NMC, subject to the

Capital Ventures International
RGC International Investors, LDC
National Media Corporation
July 15, 1998



applicable rules and regulations promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Securities Laws"). Subject to the requirement of the Securities Laws, each of the terms and conditions of this Letter Agreement (including, without limitation, any drafts of definitive documentation), the terms of ACO's proposal to NMC, and ACO's identity are confidential and ACO's willingness to execute definitive agreements for the Transaction is expressly conditioned upon the Series D Holders and their respective representatives not issuing any press release or disclosing such information to anyone; provided, however, each Series D Holder and its representatives may disclose such information to its legal and financial advisors in connection with their evaluation of the Transaction and proposed Purchase Agreement or other proposed agreements and documents executed in connection therewith; and provided, further, that such advisors are, prior to receipt of such information, informed of the confidential nature of such information and agree to be bound by the nondisclosure provisions hereof.


     C.   General:


          1. This Letter Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to choice of law principles.

Capital Ventures International
RGC International Investors, LDC
National Media Corporation
July 15, 1998




          2. This Letter Agreement may be amended, modified and supplemented only upon a written instrument executed by ACO and the Series D Holders, except as to provisions that would require the Company's concurrence to effect, in which case the Company's written consent shall also be required.


          3. This Letter Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.


          4. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Letter Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


          5. To the extent there exists any irreconcilable conflict between the terms hereof or the Purchase Agreement and the Letter of Intent dated July 10, 1998 between the

Capital Ventures International
RGC International Investors, LDC
National Media Corporation
July 15, 1998



Company and ACO or any definitive agreement between the Company and ACO in respect of the Transaction, the terms of this Letter Agreement shall govern.


          6. Prior to filing any document with any governmental authority or issuing any press release or other public statement which refers to any of the transactions contemplated hereby or any of the parties hereto each party hereto shall provide the other parties with a reasonable opportunity to review and comment on such document, press release or other public statement.


          7.   The Series D Holders agree that, for purposes of paragraph C of
Article XI of the Certificate of Designations Preferences and Rights for the Series D Preferred, the date of the first public announcement of the Transaction or any of the transactions contemplated hereby shall not constitute an "Announcement Date".


     Please acknowledge your understanding of and agreement to the terms of this Letter Agreement by signing and dating the enclosed copy of this letter and returning one fully executed copy to the undersigned. Each party hereto represents to the other parties that such party is duly authorized to execute and deliver this Letter Agreement and pursue the transactions contemplated hereby.

Capital Ventures International
RGC International Investors, LDC
National Media Corporation
July 15, 1998



          We look forward to moving expeditiously to consummate the transactions contemplated by the Purchase Agreement. Please feel free to call me if there are any questions or comments.


                              Very truly yours,

                              NM ACQUISITION CO., LLC



                              By: /s/
                                 -----------------------------------
                                    Stephen C. Lehman


                              Its:
                                 -----------------------------------



ACCEPTED AND AGREED TO
this 15th day of July, 1998

Capital Ventures International

By:  Heights Capital Management, Inc.,
     its authorized agent


     By: /s/
        ---------------------------------

     Its:
        ---------------------------------

Capital Ventures International
RGC International Investors, LDC
National Media Corporation
July 15, 1998




RGC International Investors, LDC


     By: /s/
        ---------------------------------

     Its:
        ---------------------------------


National Media Corporation


     By: /s/
        ---------------------------------

     Its:
        ---------------------------------

                               CONFIDENTIAL TERM SHEET



Transaction:         Purchase of (the "Purchase") Series D Convertible
                     Preferred Stock ("Series D Preferred") and Warrants issued by National Media Corp. (the "Company") owned by
                     RGC International Investors, LDC and Capital Ventures
                     International (the "Series D Holders").

Preferred Stock:     10,000 shares of Series D Preferred (face value $10
                     million), divided pro rata between the Series D Holders based on their initial purchases of Series D Preferred.

Warrants:            992,942 Warrants (two-thirds of 1,489,413) to purchase
                     common stock of the Company subject to an exercise price of $1.07 per warrant (as may be adjusted pursuant to their terms), to be sold by the Series D Holders pro rata based on their initial purchases of Series D Preferred.

Total Consideration: $10 million in cash, payable at closing, to be divided between the Series D Holders pro rata based on the number of shares of Series D Preferred sold by each of them.

Accrued Premium:     Any and all accrued but unpaid premium (6% per annum) as of the closing shall be retained by the Series D Holders and any and all premium related to the aforementioned 10,000 shares of Series D Preferred accruing after the closing shall inure to the benefit of Purchaser.

Board of Directors:  So long as the Series D Holders hold any shares of the
                     Series D Preferred, they shall have the right to have an observer present at all meetings of the Company's Board of Directors and any committees thereof.

Voting Agreement:    Series D Preferred Holders will agree that, for a period
                     of 3 years after the closing of the Transaction, they will vote any shares of common stock of the Company of which they are the record owners as of the record date for such vote in favor of any proposal recommended for stockholder approval by the Company's Board of Directors.
                     Sales pursuant to the terms of the Purchase Agreement will be exempt from this voting agreement.

Other: Series D Holders will agree to enter into a "stand-still agreement" with the Company, which agreement shall become effective upon closing of the Purchase (but will terminate automatically upon termination of the Transaction). Pursuant to the stand-still agreement, Series D Holders will agree to not sell 50% of their shares of Series D Preferred remaining after closing of the Purchase for a period of one-year from such closing. Holders will further agree to not sell more than 25% of such shares not subject to the stand-still agreement in any calendar quarter during this period; provided, however, that any such shares permitted to be sold in any such quarter that have not been sold at the end of such quarter may be sold in any subsequent quarter, except that no more than 50% of the shares not subject to the stand-still agreement may be sold in any such subsequent quarter. Notwithstanding anything to the contrary contained herein, if during the term of the stand-still agreement the Company shall agree or there otherwise occurs a "change in control" of the Company (other than as contemplated by the Transaction), the stand-still agreement shall automatically terminate and the Series D Holders shall thereafter be free to sell any or all of their Series D Preferred without regard to the foregoing limitations.

                     Series D Preferred holders will agree to a fixed conversion price of $1.07 (as may be adjusted) of the Series D Preferred. The Series D Holders will agree to provide the Company with "right of first refusal" with respect to the sale of any Series D Preferred for a period of two (2) years after closing of the Purchase. The foregoing agreement to a fixed conversion price and right of first refusal shall be effective only upon closing of the Purchase and shall automatically terminate upon termination of the Transaction. If either Series D Holder desires to accept a bona fide offer, the Company will have the right and option for a determinate period, subject to written notice, to acquire such Series D Preferred upon the terms specified in the bona fide offer. Each Series D Holder shall use its best efforts to notify the Company of its intention to sell any Series D Preferred.

                     Purchaser will have the right to pursue any other investment opportunities with the Company in its sole discretion.

Timing: The parties shall use their best efforts to close the Purchase, subject to final documentation in form and substance agreeable to the Purchaser and the Series D Holders, which Purchase transaction shall close on the date a definitive agreement with respect to the transactions contemplated by the Letter of Intent dated July 10,

                     1998 is executed and delivered by ACO and the Company. Nothing contained herein shall be deemed to constitute the Series D Holders and Purchaser as a "group" for purposes of the Securities and Exchange Act of 1934, as amended.

                                  NM Acquisition Co.
                           c/o BT Alex. Brown Incorporated
                                    1 South Street
                              Baltimore, Maryland  21202


                                    July 15, 1998




ValueVision International Inc.
6740 Shady Oak Road
Minneapolis, Minnesota  55344
Attention:  Gene McCaffery, Chief Executive Officer

Gentlemen:

     NM Acquisition Co., LLC, a newly formed Delaware limited liability company controlled by Stephen C. Lehman ("ACO"), is considering making an offer to acquire an equity interest in National Media Corporation, a Delaware corporation, ("NMC") in accordance with the Letter of Intent dated July 10, 1998 between ACO and NMC (such proposed transaction referred to herein as the "Transaction"). In order to make such an offer, ACO will need to enter into suitable arrangements with the substantial creditors and stockholders of NMC, including ValueVision International Inc. ("ValueVision") as the holder of a $10 million Demand Promissory Note, dated January 5, 1998, payable by NMC (the "ValueVision Note"). This Letter Agreement is further conditioned upon the execution of Letter Agreements by First Union Bank and the holders of Series D shares of NMC, as has been disclosed to ValueVision.

     The purpose of this Letter Agreement is to set forth the terms and conditions of our agreement relevant to ValueVision pursuant to which ACO is prepared to negotiate definitive agreements with NMC and its creditors and stockholders to document and consummate the Transaction.

     Subject to the terms and conditions herein set forth, we agree to the following:

     A. Term Sheet: ValueVision and ACO will negotiate in good faith and use best efforts to execute a definitive agreement, substantially incorporating the terms set forth in the attached Term Sheet (the "ValueVision Agreement"), on or before August 10, 1998, provided that (i) ACO enters into definitive agreements with NMC with regard to the Transaction on or before August 10, 1998, and
(ii) the Transaction is consummated before November 15, 1998. Each of ValueVision and ACO represents to the other of them that it has the bona fide intention and is legally entitled to enter into the ValueVision Agreement and each of ValueVision and ACO

Board of Directors
ValueVision International Inc.
July 15, 1998



acknowledges that the other of them will invest significant time and money pursuing the Transaction in reliance upon such representation.

     B.   ValueVision Note:

     1. To the extent that the proposed Transaction and the consummation thereof by ACO and NMC, and any actions of NMC which are necessary or incidental with respect thereto, constitute or give rise to any Triggering Event, as defined in the ValueVision Note, or constitute or give rise to any breach thereof or Event of Default as defined therein, ValueVision waives all of its rights under the ValueVision Note with respect to such Triggering Event, breach or Event of Default.

     2. ValueVision waives its rights prior to January 1, 1999 to declare immediately due and payable any of the principal amount outstanding under the ValueVision Note (the "Principal") to the extent that such rights derive from the failure of a Loan Party (as defined in the ValueVision Note) to comply with any covenant or agreement contained in the Merger Agreement.

     3. If ValueVision is or becomes entitled to make a demand for repayment of the Principal, or the Principal becomes immediately due and payable, under the ValueVision Note, prior to January 1, 1999, and if NMC fails to repay the ValueVision Note in accordance with its terms, ValueVision agrees that its right to elect payment in common stock of NMC, pursuant to Section 2.9 of the ValueVision Note, shall be limited to $2.5 million prior to January 1, 1999, after which time any remaining unpaid amounts may be the subject of such an election.

     4. ValueVision represents to ACO that: (a) ValueVision has no knowledge that the ValueVision Note is now in default; (b) ValueVision has made no demand for repayment thereof; and (c) ValueVision has no knowledge that any such demand may be made as of the date of this letter.

     5. For the purposes of Section 6.a.(5) of the ValueVision Note, the Amended and Restated Loan Agreement shall be deemed to be amended by the Letter Agreement of even date hereto between NMC and First Union Bank. To the extent that the Amended and Restated Loan is paid off prior to the ValueVision Note, the parties hereto agree that the ValueVision Note will be amended to contain the covenants contained in the Amended and Restated Loan Agreement.

     C. Confidentiality: ValueVision agrees to maintain confidentiality of the terms of, and existence of, this Letter Agreement and of ACO's proposal to NMC, subject to the applicable

Board of Directors
ValueVision International Inc.
July 15, 1998



rules and regulations promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934 and any order of any court or regulatory body (the "Securities Laws"). Subject to the requirement of the Securities Laws, each of the terms and conditions of this Letter Agreement (including, without limitation, any drafts of definitive documentation), the terms of ACO's proposal to NMC, and ACO's identity are confidential and ACO's willingness to execute definitive agreements for the Transaction is expressly conditioned upon ValueVision not issuing any press release or disclosing such information to anyone; provided, however, ValueVision may disclose such information to its legal and financial advisors in connection with their evaluation of the Transaction, and provided, further, that such advisors are, prior to receipt of such information, informed of the confidential nature of such information and agree to be bound by the nondisclosure provisions hereof. The terms of this paragraph C shall be of no further force or effect upon publication of such information by NMC or ACO.

     D.   General:

          1. This Letter Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to choice of law principles.

          2. This Letter Agreement may be amended, modified or supplemented only by a written instrument executed by all of the parties to this Letter.

          3. This Letter Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

          4. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding and following sentence, this Letter Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. If ValueVision assigns the ValueVision Note pursuant to Section 7.o thereof, ACO consents to the assignment of this Letter Agreement to such assignee of the ValueVision Note.

          5. This Letter Agreement shall terminate on the earlier of (i) the signing of definitive agreements regarding the Transaction and (ii) August 10, 1998.

Board of Directors
ValueVision International Inc.
July 15, 1998

     Please acknowledge your understanding of and agreement to the terms of this Letter Agreement by signing and dating the enclosed copy of this letter and returning one fully executed copy to the undersigned.

     We look forward to moving expeditiously to consummate the Transaction and the ValueVision Agreement contemplated hereby. Please feel free to call me if there are any questions or comments.

                              Very truly yours,

                              NM ACQUISITION CO., LLC


                              By:                  /s/
                                  ---------------------------------------
                                   Stephen C. Lehman



ACCEPTED AND AGREED TO
this 15th day of July, 1998

VALUEVISION INTERNATIONAL, INC.


By:            /s/
     ------------------------------

Its:
     ------------------------------

                           NM ACQUISITION CO., LLC ("LLC")
                                 Proposed Term Sheet


Parties: National Media Corporation ("NMC" or "Borrower") and ValueVision International ("Lender").

Term and amortization: The ValueVision Note (as defined in the preceding
                       Letter Agreement) shall continue to be due January 1
                       1999.

Interest:              Interest shall remain at the Norwest Bank's prime rate of
                       interest plus one and one-half percent (1-1/2%) and shall be payable quarterly.

Warrants:              NMC shall reduce the exercise price of that certain
                       Warrant dated November 24, 1995, issued to Lender to purchase 500,000 shares of NMC common stock, to $2.74 per share and such Warrant shall continue to have the same maturity date.

Set-Off: NMC shall have the right to appropriate and apply to the payment of interest due to Lender, pursuant to the ValueVision Note, any amounts owing by ValueVision to NMC. To the extent of such set-off, ValueVision shall not be required to pay any amounts owing under the Telemarketing Agreement.

Other Investments:     LLC will have the right to pursue any other investment
                       opportunities with NMC in its sole discretion. Nothing contained in the preceding sentence shall limit
                       Lender's rights in any way under any agreements with NMC, including without limitation the ValueVision Note, nor shall it constitute the consent to any such investment to the extent Lender's consent is required.

Timing: LLC and Lender shall use their best efforts to close this transaction subject to final documentation in the form and substance agreeable to LLC and Lender and LLC's satisfaction with a response from the Company to LLC's restructuring proposal. Nothing contained herein shall be deemed to constitute LLC and Lender as a "group" for purposes of the Securities and Exchange Act of 1934, as amended.

                                    July 15, 1998


NM Acquisition Co.
c/o BT Alex Brown, Inc.
1 South Street
Baltimore, MD 21202

Attn: Mr. Eric Weiss

     Re:  First Union/National Media Credit Facilities

Dear Eric:

     You have informed us that NM Acquisition Co., LLC ("ACO") is interested in acquiring an equity interest in National Media Corporation ("NMC"). This letter is in response to your letter of July 7, 1998 to us proposing alternatives for the disposition of the credit facilities of First Union National Bank, as successor to CoreStates Bank, N.A. ("Bank"), in conjunction with a closing (the "ACO Closing") on ACO's acquisition of an equity interest in NMC. This letter will confirm the Bank's willingness to accept payment (by wire transfer) of an amount equal to 75% of the outstanding principal obligations of NMC and its affiliates to the Bank with respect to the line of credit and term indebtedness described in the Amended and Restated Loan and Security Agreement dated June 26, 1996 between NMC and its affiliates and the Bank, as amended, ("Loan Agreement"), the total such indebtedness presently approximating $22,000,000, (the date of payment thereof being the date of the "Bank Closing") on or before the date of the ACO Closing, expressly subject to the following terms and conditions:

     1. Interest at the presently accruing rate is paid and kept current on a monthly basis, and all unpaid amounts are paid at the Bank Closing. Likewise, any fees accruing under the existing financing arrangements of the Bank with NMC would be paid as due.

     2. We receive no later than July 16, 1998 a letter signed by NMC and ACO representing that written agreement ("ACO Agreement") has been reached between them representing ACO's acquisition of an equity interest in NMC, accompanied by a copy of such agreement.

     3. The maturity of all of the outstanding loans of the Bank to NMC shall be set for November 15, 1998, subject to the terms hereof. The Bank Closing shall occur and final payment to the Bank of all amounts provided for herein shall be made no later than November 15, 1998.

     4.   If (a) the ACO Agreement is terminated by any party for any reason;
(b) the shareholders of NMC do not approve the ACO Agreement; (c) any regulatory body having jurisdiction over the transactions described in the ACO Agreement rejects or otherwise fails to timely approve such transactions; (d) there occurs a termination, default or violation any of the agreements referred to in paragraph 13 below; (e) there occurs a default or violation in the conditions, undertakings and covenants to the Bank set forth in this letter; (f) an Event of Default occurs under the Loan Agreement; or (g) the Bank Closing does not occur by November 15, 1998, the Bank shall have the option, at its sole discretion, to terminate its agreement herein to accept any sum other than full and complete payment of all outstanding obligations of every kind owed to the Bank and, in addition, to accelerate the maturity of any and all such obligations.

     5. Upon your approval and NMC's approval of this agreement, we would waive the outstanding violations of the following three financial covenants so long as NMC is in compliance with the covenant levels (at all times prior to the Bank Closing) set forth next to the title of each covenant.

          (a)  Tangible Net Worth  - minimum of $16,000,000
          (b)  Debt to Worth  - maximum of 4 to 1
          (c)  Working Capital     - minimum of $9,000,000

     6. No further borrowings will be made by NMC or its affiliates from the Bank.

     7. All necessary action will be promptly taken to unwind the ACH arrangement that presently exists with the Bank and terminate all ACH transactions, with such termination to occur not later than 60 days following the date hereof.

     8. All of the operational accounts of NMC and each affiliate with the Bank will be closed at least ten days after the Bank Closing in a manner acceptable to the Bank.

     9. The outstanding Letter of Credit for the account of NMC (which matures in September) will be replaced or terminated prior to its present expiry date.

     10. All outstanding FX contracts will be canceled not later than October 1, 1998 with no liability of any kind thereunder imposed upon Bank.

     11. We will continue to charge NMC's account for legal fees and costs as bills are received, with all outstanding legal fees and expenses paid in full (without any discount) not later than the Bank Closing.

     12. The Bank, on the one hand, and NMC and each affiliate as well as ACO, on the other hand, shall exchange mutual releases at the Bank Closing.

     13. We shall receive, no later than July 31, 1998, copies of signed agreements between ACO and/or NMC with each of Value Vision and the Preferred C/D shareholders reflecting an agreed arrangement regarding the payment of NMC's obligations to each such party. Under no circumstances can any payment be made to Value Vision prior to our receiving full payment as provided herein at the Bank Closing. In addition, no cash payment shall be made to the Preferred C/D shareholders prior to our receiving full payment as provided herein at the Bank Closing if the direct result thereof (when combined with any cash equity investment by ACO in NMC to the date thereof but without regard to market fluctuations, results of operations or any other factors) is a decrease in the shareholders' equity of NMC.

     14. We shall receive a cash flow statement covering the period from July 13, 1998 to November 15, 1998 (prepared in a week to week format) with respect to NMC updated on a weekly basis up to the Bank Closing.

     15. We shall receive monthly financial statements (which may be marked "preliminary") within 15 days of the end of each month.

     16. Except as otherwise provided herein, all the terms, covenants, undertakings and provisions set forth in the existing financing agreements between the Bank and NMC and its affiliates (as previously modified) remain in full force and effect.

     If this letter sets forth an acceptable arrangement for ACO and NMC to proceed, please have a copy of this letter signed by ACO and NMC, and returned to us indicating their respective approvals of the terms hereof. This letter supersedes all prior communications and discussions between us and with NMC regarding the specific subject matter hereof. No modification hereof shall be binding upon us unless approved in writing by us. If a signed copy of this letter is not received from each of ACO and NMC (on behalf of its affiliates) by July 16, 1998, our agreement set forth herein shall terminate.

                              Very truly yours,

                              FIRST UNION NATIONAL BANK

                              By:            /s/
                                 ------------------------------
                                   Vice President

APPROVED:

NM ACQUISITION CO., LLC

By:             /s/
   ---------------------------------

NATIONAL MEDIA CORPORATION

By:             /s/
   ---------------------------------

cc:  Mr. Robert Verrotti